Exhibit 45

English Translation of Chinese Original

Letter of Guarantee

To: Golden Meditech Stem Cells (BVI) Company Limited, a limited liability company established and validly existing under the laws of the British Virgin Islands.

This Letter of Guarantee (this “Guarantee”) is issued for all the obligations of the Purchaser under the Share Purchase Agreement (the “SPA”) by and among Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership) (the “Purchaser”), Golden Meditech Stem Cells (BVI) Company Limited (the “Seller”), and Golden Meditech Holdings Limited on December 30, 2016.  To guarantee the performance by the Purchaser of all its obligations under the SPA, Sanpower Group Co., Ltd. (“Sanpower”) (a limited liability company established and validly existing under the People’s Republic of China (“PRC”) laws, with its uniform social credit code being 913201002496667805), being the undersigned, hereby unconditionally and irrevocably, undertakes to the Seller as follows:

1.              Sanpower, hereby unconditionally and irrevocably guarantees the performance of all the obligations by the Purchaser under the SPA, including without limitation, payment of escrow money, purchase price, and other fees and expenses payable by the Purchaser, as well as the completion of all statutory formalities by the Purchaser as required for the performance of such obligations under the laws.

2.              All the aforesaid undertakings are made on a joint and several basis, and Sanpower hereby waives any right to demand the Seller to sue or claim against the Purchaser or any other guarantors first.  In the meantime, Sanpower undertakes to be held jointly and severally liable with Yafei Yuan for the performance of all the obligations under the SPA, and the Seller may request Sanpower and/or Yafei Yuan to be held jointly and severally liable for the performance of all the obligations under the SPA.

3.              This Guarantee shall come into effect on the date hereof.

4.              This Guarantee shall terminate upon fulfilment of all the obligations by the Purchaser under the SPA.

5.              In case that all or part of the terms under this Guarantee are finally deemed invalid or unenforceable under applicable laws, Sanpower undertakes to arrange an alternative guarantee in a way reasonably satisfactory to the Seller.

6.              The execution, validity, interpretation, performance, and dispute resolution of this Guarantee shall be governed by the PRC laws.  Any dispute arising out of or in connection with this Guarantee shall be submitted to the China International Economic and Trade Commission for arbitration in Beijing in accordance with the arbitration rules then in effect. The arbitration shall be conducted in Chinese.  Such disputes include without limitation, matters arising out of or in connection with:

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(a)         The entry, effectiveness, validity, interpretation, performance or failure to perform this Guarantee, or legal relationships created under this Guarantee; and

(b)         Any non-contractual obligations arising out of or in connection with this Guarantee.

7.              The documents in connection with the litigation proceedings under this Guarantee shall be deemed to have been delivered upon dispatch to the following address, regardless of whether or not received: Attention: Ping Xu, Building 01, No. 68 Software Avenue, Yuhuatai District, Nanjing.

8.              Sanpower hereby makes the following representations and warranties:

(a)         Sanpower is a company duly incorporated and validly existing under the applicable laws and has the qualifications to be a guarantor required by the applicable laws and the capacity to execute and perform this Guarantee;

(b)         Sanpower has obtained all the internal and external approvals required for the execution of this Guarantee, including without limitation, the approvals of the board of directors and shareholders’ meeting of Sanpower, in accordance with the applicable laws and its internal constitutive documents, including without limitation, its articles of association, as well as all the requisite authorizations;

(c)          The execution and performance of this Guarantee by Sanpower does not violate any rules or agreements to which it or its assets are bound, or any guarantee agreements or any other agreements entered into with any other persons, or any other documents, agreements or covenants to which it is bound; and

(d)         All the documents and materials provided by Sanpower are true, accurate, legal, valid and duly authorized.

(End of Text)

(Signature Page of the Letter of Guarantee)

Sanpower Group Co., Ltd. (Seal)

Legal representative or authorized representative:	/s/ YUAN Yafei

Date: December 30, 2016